Exhibit 10.6

April 6, 2023

Wendy C. Arlin
Address on file at the Company
Re:    Transition and Separation from Service
Dear Wendy:
On behalf of Bath & Body Works, Inc. (the “Company”) and its Board of Directors, I want to thank you for your many years of service to the Company, during which you have demonstrated strong leadership and have made meaningful contributions to the Company. This letter agreement (this “Letter Agreement”) sets forth the terms of your transition and separation from service with the Company.
1.Transition Period and Separation
From the date hereof through July 29, 2023 or such earlier date on which a successor Chief Financial Officer commences employment with the Company (such date, the “Transition Date”), you will continue to serve in your position of Executive Vice President, Chief Financial Officer of the Company and provide all services associated with such position. If the Transition Date occurs before July 29, 2023, you will continue to serve as a non-corporate employee of the Company through July 29, 2023 (the “Separation Date”), and in such position be available to provide transition services in connection with the appointment and integration of your successor, as requested by the Chief Executive Officer of the Company. The period from the date hereof through the Separation Date will be referred to herein as the “Transition Period.”
During the Transition Period, you will continue to be eligible to receive compensation and benefits on the same basis as applies to you prior to the date hereof, except you will not be granted any additional equity incentive awards.
Effective as of the Transition Date, your service as Executive Vice President, Chief Financial Officer of the Company and in any other officer or director positions you may hold with the Company or any of its affiliates will automatically terminate, and, effective as of the Separation Date, your service as an employee of the Company and its affiliates in all capacities will automatically terminate.
2.Severance Benefits
In connection with your termination of employment, and in consideration for (i) your service to the Company and its affiliates through the Separation Date, (ii) your compliance with the terms of this Letter Agreement, and (iii) your satisfaction of the requirement to sign a Separation and General Release Agreement in the form provided by the Company (the “Release Agreement”) and your non-revocation of the Release Agreement prior to its becoming effective and irrevocable within sixty (60) days following the Separation Date (the “Release Requirement”) as contemplated by Section 6 of the Executive Severance Agreement between you and the Company, dated as of May 13, 2022 (the “Severance Agreement”), and Section 4 of the Executive Retention Agreement between you and the Company, dated as of May 13, 2022, including Exhibit A attached thereto (the “Retention Agreement”), your compliance with such agreements, you shall be eligible for (a) the “Severance Benefits” provided upon a “Qualifying Termination” not within the “Protection Period” pursuant to Section 4 of the Severance Agreement (as each such term is defined in the Severance Agreement) and (b) the right to continue to vest in the Retention PSU Award (as defined in the Retention Agreement) applicable upon an involuntary termination other than for Cause (as defined for purposes of the Retention PSU Award) pursuant to Section 5(b) of the award agreement attached to the Retention Agreement (the “PSU Award Benefit”), in each case as set forth on the Schedule of Entitlements previously provided to you. You understand that if the Release Requirement is not satisfied, you will not be eligible to receive the Severance Benefits and the PSU Award Benefit.
The Severance Benefits and PSU Award Benefit shall be in full satisfaction of the obligations of the Company and its affiliates to you under this Letter Agreement, the Severance Agreement, the Retention Agreement and any other plan, agreement, policy or arrangement of the Company and its affiliates upon your termination of employment (other than any vested or other rights to which you may be entitled under any other Company employee benefit plan by reason of your employment with the Company that cannot legally be waived), and in no event shall you be entitled to severance pay or termination benefits beyond the Severance Benefits and PSU Award Benefit.
Nothing in this Letter Agreement shall prohibit the Company from terminating your employment prior to the Separation Date for “Cause” (as defined in the Severance Agreement) or you from voluntarily terminating your employment prior to the Separation Date; provided that, in each such case, you shall be eligible only for the Accrued Amounts (as defined in the Severance Agreement) and any other vested rights to which you may be entitled under any other Company employee benefit plan by reason of your employment with the Company that cannot legally be waived and are not otherwise subject to forfeiture upon a termination for Cause.
3.Miscellaneous
You acknowledge and agree that the Confidentiality, Non-Competition and Intellectual Property Agreement between you and the Company, dated as of May 12, 2021 (the “Covenant Agreement”), the covenants applicable to you pursuant to the terms of the applicable equity award agreements between you and the Company, and any policies or rights of the Company that continue to apply following termination of service, including any clawback or recoupment policy or rights, will remain in full force and effect in accordance with their terms, and your rights under this Letter Agreement and to the payments and benefits under the Release Agreement are subject to and conditioned upon compliance therewith.
Following the Separation Date, you agree to reasonably cooperate with the Company and its counsel with respect to any matter (including, without limitation, any litigation, investigation or government proceeding) that relates to matters with which you are or were involved or about which you had knowledge during your employment with the Company.
No later than seven (7) days following the Separation Date, you will deliver to the Company (or, if requested by any member of the Company, destroy) all property made available to you in connection with your employment by any member of the Company Group, including, without limitation, any and all records, manuals, customer lists, notebooks, cellphones, electronic devices, computers, computer programs, credit cards, and files, papers, electronically stored information and documents kept or made by you in connection with your employment.
This Letter Agreement and the Release Agreement set forth the entire agreement and understanding between you and the Company with respect to your transition and separation and supersedes any prior discussions with respect thereto. Sections 9 through 21 of the Severance Agreement are incorporated herein by reference and shall apply to this Letter Agreement as if set forth herein, with references to “this Agreement” to refer to this Letter Agreement, references to “the Executive” to refer to you and such other modifications as are necessary to give effect and meaning to such provisions as applicable to this Letter Agreement.
This Letter Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one document. A facsimile or scanned (e.g., .PDF, .GIF, etc.) signature shall be deemed to be an original.

[Signature page follows]

IN WITNESS WHEREOF, each of you and the Company has executed this Letter Agreement as of the date(s) set forth below.

/s/ Wendy C. Arlin
Wendy C. Arlin
Date: June 5, 2023
BATH & BODY WORKS, INC.
By: /s/ Gina Boswell
    Gina Boswell
Date: June 7, 2023

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